Exhibit 99.1

Grayscale Investments Appoints Diana Zhang as Chief Operating Officer

Veteran asset management executive joins world’s largest crypto-focused asset management platform to support the firm’s growth trajectory

STAMFORD, CT, April 9, 2025 -- Grayscale Investments, the world’s largest crypto-focused asset management platform, today announced the appointment of Diana Zhang as Chief Operating Officer, effective Tuesday, May 6. In this role, Zhang will report to CEO Peter Mintzberg. Zhang succeeds Hugh Ross, who has served as Grayscale’s COO since 2021.

A veteran asset management executive with 18+ years of experience holding leadership positions at prominent asset management firms, Zhang has a proven ability to shape and execute strategy, run company-wide operations, drive business development, and cultivate teams. For more than a decade, Zhang held multiple executive roles at Bridgewater Associates, a globally recognized asset management firm, including as a Deputy to the co-CEO and as COO of Investment Research. Most recently, Zhang was the COO of BlockTower Capital, a leading institutional investment firm focused on digital and traditional asset classes.  Zhang also co-founded NeighborShare, a technology-driven nonprofit that helps families through pivotal moments of need of $400 or less that would otherwise go unmet.

“Diana is a rare talent, bringing a combination of relevant experience, track record, and vision to Grayscale from some of the leading asset management and investing firms, including those specializing in cryptocurrency and blockchain-related assets,” said Grayscale Chief Executive Officer Peter Mintzberg. “Diana will serve as a strategic partner to our entire team, helping us expand our institutional-caliber partnerships with our clients and fulfill our mission as the largest crypto-focused asset management platform.”

“I am thrilled to join Grayscale,” said Diana Zhang. “This is an exciting time for the crypto asset management industry, and Grayscale is well-positioned for continued success. I look forward to working with the talented team to drive innovation, deliver exceptional value to our clients, and set the standard for excellence and pioneering leadership in the market.”

“We are grateful to Hugh for all his contributions to Grayscale, which have been instrumental in positioning us for success,” continued Mintzberg. “During his tenure, we created and launched innovative investment products for the digital economy, including the first digital asset exchange-traded products in the industry. Hugh will provide valuable support during the transition period and, I’m confident, will make a meaningful impact wherever he decides to apply his talents and experience next.”

“I am proud of the foundational work Grayscale has accomplished thus far, and I am grateful for the opportunity to have served as its COO for the last four years,” said Hugh Ross. “One of the things that attracted me to the crypto asset management space was navigating the challenges associated with an ever-evolving landscape. As I move on to new opportunities, I am confident that the team will continue to drive the company’s mission forward and achieve great success.”

Over the last decade, Grayscale has launched a suite of more than thirty crypto investment products enabling access to the crypto asset class in a familiar, transparent wrapper, while serving as an educational resource to the investing public, working with policymakers and regulators to bring crypto assets further into the regulatory perimeter, and growing the firm’s business capabilities and best-in-class team.

About Grayscale Investments

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure.

Media Contact

press@grayscale.com